Exhibit 10.108

Director Compensation

On February 28, 2006, Andrx Corporation granted Restricted Stock Units (“RSUs”) to Andrx’s non-employee directors in the amounts listed below, with each unit representing the right to acquire one share of Andrx Group common stock. Subject to certain acceleration and other conditions set forth in each director’s RSU agreement, the shares underlying these units vest in five equal annual installments beginning one year from the date of grant. Upon vesting, a portion of the vested shares may be withheld to satisfy applicable taxes.

Named of Director	RSUs Awarded on February 28, 2006
Tamara A. Baum (Lead Director)	7,500
Joseph E. Breslin	5,000
Lawrence J. DuBow	5,000
Elliot F. Hahn, Ph.D.	5,000
Carter H. Eckert	5,000
Irwin C. Gerson	5,000
Melvin Sharoky, M.D.	5,000

Grant of RSUs to Named Executive Officers

On February 28, 2006, the Compensation Committee authorized a grant of RSUs to certain key employees based on Andrx’s financial performance and the employee’s contribution to Andrx during 2005, with each unit representing the right to acquire one share of Andrx Group common stock. One RSU award vests in seven equal annual installments beginning one-year from the date of grant (the “Long-Term Incentive Award”). The other vests entirely on the fourth anniversary of the date of grant, but is subject to acceleration, in whole or in part, if Andrx meets certain future financial performance criteria (the “Performance-Based Award”). The RSUs are subject to certain acceleration and other condition set forth in the employee’s RSU Agreement. Upon vesting, a portion of the vested shares may be withheld to satisfy applicable taxes.

RSU grants on February 28, 2006 to Andrx’s current Named Executive Officers are as follows:

			Total RSUs Awarded
	Long-Term Incentive	Performance-Based	on February 28,
Named Executive Officer	Award	Award	2006
Thomas P. Rice, Andrx Corporation Chief Executive Officer	40,000	10,000	50,000
Angelo C. Malahias, Andrx Corporation President and Chief Financial Officer	30,000	10,000	40,000
Lawrence Rosenthal, Andrx Pharmaceuticals, Inc. President	8,000	2,000	10,000